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                                                                    Exhibit 8(a)


                        [HUNTON & WILLIAMS LETTERHEAD]


                                 June 26, 1997

Long Island Lighting Company
175 East Old Country Road
Hicksville, New York 11801


                Agreements With the Brooklyn Union Gas Company
                     And With Long Island Power Authority
                      Certain Federal Income Tax Matters
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Ladies and Gentlemen:

          We have acted as special counsel to Long Island Lighting Company ("LILCO") in connection with the Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997, by and among The Brooklyn Union Gas Company and LILCO (the "Brooklyn Union/LILCO Agreement"), and the Agreement and Plan of Merger, dated as of June 26, 1997, by and among LILCO, Long Island Power Authority, and LIPA Acquisition Corp. (the "LIPA Agreement"). We have reviewed the Brooklyn Union/LILCO Agreement, the LIPA Agreement, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the transactions contemplated by such agreements (the "S-4"), and such other documents as we have considered necessary in giving the opinion expressed herein. Capitalized terms used but not defined herein have the meanings given to them in the S-4.

          Based on the foregoing and assuming that the transactions contemplated by the Brooklyn Union/LILCO Agreement and by the LIPA Agreement are consummated in accordance with the existing terms of those agreements, we incorporate and confirm our opinion regarding the material federal income tax consequences of the LIPA Transaction and the Share Exchange to the LILCO shareholders set forth in the S-4 under the heading "Material Federal Income Tax Consequences."

          We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under that heading. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                       Very truly yours,

                                       /s/ HUNTON & WILLIAMS